EXHIBIT 10.11

HealthStream, Inc. (the “Company”)

Summary of Director and Executive Officer Compensation

I. Director Compensation. Directors who are employees of the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors. For fiscal year 2018, each director will receive an annual retainer of $5,000, except for the Audit Committee Chair and Nominating and Corporate Governance Chair, who will receive an additional annual retainer of $7,500, and the Compensation Committee Chair, who will receive an additional annual retainer of $2,000. Non-employee directors will also receive a $20,000 flat-fee for board and committee meeting attendance and participation in lieu of per meeting fees.

In addition to the cash compensation set forth above, each non-employee director is eligible to receive a nondiscretionary annual grant of restricted share units. The restricted share units are granted annually and vest ratably over a three year period.

II. Executive Officer Compensation. The following table sets forth the current base salaries and fiscal 2017 performance bonuses provided to our executive officers, including the individuals who the Company expects to be its Named Executive Officers for 2017.

Executive Officer	Current Base Salary	Fiscal 2017 Bonus Amount
Robert A. Frist, Jr.	$324,000	$97,000
J. Edward Pearson	$306,000	$92,000
Michael Sousa	$296,000	$-
Gerard M. Hayden, Jr.	$277,000	$83,000
Jeffrey S. Doster	$274,000	$82,000
Jeffrey D. Cunningham	$275,000	$38,000
Michael M. Collier	$250,000	$49,000

Base salary adjustments for 2018, bonus targets for 2018 cash bonuses, and 2018 equity grants for executive officers have not yet been determined by the Compensation Committee.

III. Additional Information. The foregoing information is summary in nature. Additional information regarding Director and Named Executive Officer compensation will be contained in the Company’s 2018 Proxy Statement.